1660 Wynkoop St., Suite 1000 Denver, Colorado 80202-1132 303-573-1660 FAX 303-595-9385 www.royalgold.com E-mail: royalgold@royalgold.com
ROYALGOLD, INC.

July 9, 2002

Acqua Wellington North American Funds Equities Ltd. C/o Fortis Fund Services (Bahamas) Ltd. Montague Sterling Centre East Bay Street, P.O. Box SS-6238 Nassau, Bahamas
Dear Sirs:

     This letter sets forth the agreement of Acqua Wellington North American Equities Fund, Ltd. (the "Purchaser") and Royal Gold, Inc. (the "Company") regarding the purchase by the Purchaser from the Company of the Company's common stock on the date hereof. The parties agree as follows:

1.

     This Agreement relates to the purchase by the Purchaser of 500,000 shares of the Company's common stock (the "Shares") for an aggregate purchase price of $6,875,000 (the "Total Purchase Price"), which purchase is being settled by the parties on the second (2nd) business day from the date hereof (the "Settlement Date").

2.

     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. A copy of the duly executed resolutions of the Board of Directors of the Company is attached hereto as Exhibit "B". This Agreement has been duly executed and delivered on behalf of the Company by a duly authorized officer. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms

3.

     The Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Company's common stock.

4.

     The Company represents and warrants that (a) the Shares issued by the Company to the Purchaser have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-3, Commission File Number 333-18943

452126-3	-1-	7/9/02

(the "Registration Statement"); and (b) the Company shall have filed prior to or on the Settlement Date a prospectus supplement to the Registration Statement in connection with this transaction. Copies of the Registration Statement, as filed and declared effective by the Securities and Exchange Commission, and the Prospectus Supplement, in substantially the form to be filed with the Securities and Exchange Commission, are annexed hereto as Exhibits "C" and "D", respectively. The Purchaser acknowledges receipt of the Prospectus Supplement and is relying solely on the information set forth or incorporated by reference in the Prospectus Supplement and in the Commission Filings (as defined in Section 7).

5.	The Company has taken all action necessary on its part to list the shares of its common stock for trading on the NASDAQ system or any relevant market or system, if applicable.
6.

     For a period of one year from the date hereof, the Company will continue to take all action necessary to continue the listing or trading of its common stock on the NASDAQ National Market or any relevant market or system, if applicable, and will comply in all respects with the Company's reporting, listing (including, without limitation, the listing of the Shares purchased by the Purchaser) or other obligations under the rules of the NASDAQ National Market or any relevant market or system.

7.

     As of the Settlement Date, the Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective dates, each of the Company's filings filed with the Securities and Exchange Commission (collectively, the "Commission Filings") complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the Commission Filings referred to above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Since the filing of the Company's' Form 10-Q on May 9, 2002, no event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations or financial condition, which would require the Company to file a Form 8-K.

8.

     For a period of one (1) year from the date hereof, the Company will promptly notify the Purchaser of (a) any stop order or other suspension of the effectiveness of the Registration Statement and (b) the happening of any event as a result of which the Prospectus Supplement delivered to the Purchaser includes as of the date hereof an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein at the dates and, in light of the circumstances under which they were made, not misleading.

452126-3	-2-	7/9/02
9.

     The Company will indemnify the Purchaser as provided in Exhibit "A" attached hereto against liability with respect to the Registration Statement (including, without limitation, the Prospectus Supplement) relating to the Shares which were sold by the Company to the Purchaser. For purposes of said Exhibit A, capitalized terms used therein without definition shall have the same meanings therein as are ascribed to said terms in this Agreement.

10.	Intentionally Omitted.
11.	Intentionally Omitted.
12.

     On the Settlement Date the Company will cause the delivery of the Shares to the Purchaser or its designees via the Deposit Withdrawal Agent Commission ("DWAC") system, against payment therefor to the Company's designated account by wire transfer of the Total Purchase Price (provided that the Shares are received by the Purchaser no later than 1:00 p.m. eastern time) or next day available funds if the shares are received thereafter.

13.

     This Agreement and the legal relations between the parties hereto with respect to any purchase of the Shares by the Purchaser hereunder shall be governed and construed in accordance with the substantive laws of the State of New York without giving effect to the conflicts of law principles thereunder.

Delivery of an executed copy of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed copy of this Agreement and shall be effective and enforceable as the original.

Please execute a copy of this letter which, when executed by the Purchaser, will constitute an Agreement between the Company and the Purchaser.
Very truly yours, ROYAL GOLD, INC.

By: /s/ John Skadow Name: John Skadow Title: Controller and Treasurer

Agreed to: ACQUA WELLINGTON NORTH AMERICAN EQUITIES FUND LTD.

By: /s/ Rhonda D. McDeigan-Eldridge Name: Rhonda D. McDeigan-Eldridge Title: President

452126-3	-3-	7/9/02
EXHIBIT 'A' TERMS OF INDEMNIFICATION

(a)

Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20(a) of the Securities Exchange Act, as amended (the "Exchange Act"), from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable costs of defense and investigation and all reasonable attorneys' fees and expenses) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of; or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to Shares being sold to the Purchaser (including the prospectus dated January 27, 1997, the prospectus supplement dated July 10, 2002 (the "Prospectus Supplement") which are a part of the Registration Statement), or any amendment or supplement to the Registration Statement, or (ii) the omission or alleged omission to state in that Prospectus Supplement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading (an "Indemnifiable Matter").

The Company will reimburse the Purchaser and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or the controlling person in investigating, defending against, or preparing to defend against any claim relating to an Indemnifiable Matter, except that the Company will not be liable to the extent such claim, suit or proceeding which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in any Prospectus Supplement or any amendment or supplement to the Prospectus Supplement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus Supplement.

(b)

Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action, suit or proceeding for which the person intends to seek indemnification under Paragraph (a), the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from liability under Paragraph (a), except to the extent the indemnifying party has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim, action, suit or proceeding is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with legal counsel chosen by the indemnifying party. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified

452126-3	-4-	7/9/02

party in connection with the defense against the claim, action, suit or proceeding, except that if, in the opinion of legal counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding the indemnifying party will pay the fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition precedent to receiving indemnification as provided in Paragraph (a), will, at the cost and expense of the indemnifying party, cooperate in all reasonable respects with the indemnifying party in the defense of the claim, action, suit or proceeding as to which indemnification is sought. No indemnifying party will be liable for any settlement of any claim, action, suit or proceeding effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened claim, action or proceeding with respect which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

(c)

Contribution. If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss, claim, damage, liability, cost or expense referred to in Paragraph (a), each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of the loss, claim, damage, liability, cost or expense (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and by the indemnified party, on the other hand, from the sale of stock which is the subject of the claim, action, suit or proceeding which resulted in the loss, claim, liability, cost or expense or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of stock, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss, claim, damage, liability, cost or expense as well as any other relevant equitable considerations

452126-3	-5-	7/9/02